Tonix Pharmaceuticals Holding Corp. 8-K

Exhibit 99.01

Tonix Pharmaceuticals Announces 1-for-6.25 Reverse Stock Split

CHATHAM, N.J., May 9, 2023 (GLOBE NEWSWIRE) -- Tonix Pharmaceuticals Holding Corp. (Nasdaq: TNXP) (Tonix or the Company), a clinical-stage biopharmaceutical company, today announced that it will effect a 1-for-6.25 reverse stock split of its outstanding common stock. This will be effective for trading purposes as of the commencement of trading on May 10, 2023.

The reverse stock split was previously approved by the Board of Directors of Tonix in accordance with Nevada law, under which no stockholder approval is required, and is intended to increase the per share trading price of Tonix’s common stock to satisfy the $1.00 minimum bid price requirement for continued listing on The NASDAQ Capital Market (Rule 5550(a)(1)). Tonix’s common stock will continue to trade on the NASDAQ Capital Market under the symbol “TNXP” and under a new CUSIP number, 890260854. As a result of the reverse stock split, every six and one-quarter pre-split shares of common stock outstanding will become one share of common stock. The reverse stock split will also proportionately reduce the number of shares of authorized common stock from 1 billion to 160 million shares. The reverse split will also apply to common stock issuable upon the exercise of Tonix’s outstanding warrants and stock options.

Tonix’s transfer agent, VStock Transfer LLC, which is also acting as the exchange agent for the reverse split, will provide instructions to shareholders regarding the process for exchanging share certificates. Any fractional shares of common stock resulting from the reverse stock split will be rounded up to the nearest whole post-split share and no shareholders will receive cash in lieu of fractional shares.

Tonix Pharmaceuticals Holding Corp.*

Tonix is a clinical-stage biopharmaceutical company focused on discovering, licensing, acquiring and developing therapeutics to treat and prevent human disease and alleviate suffering. Tonix’s portfolio is composed of central nervous system (CNS), rare disease, immunology and infectious disease product candidates. Tonix’s CNS portfolio includes both small molecules and biologics to treat pain, neurologic, psychiatric and addiction conditions. Tonix’s lead CNS candidate, TNX-102 SL (cyclobenzaprine HCl sublingual tablet), is in mid-Phase 3 development for the management of fibromyalgia with topline data expected in the fourth quarter of 2023. TNX-102 SL is also being developed to treat Long COVID, a chronic post-acute COVID-19 condition. Enrollment in a Phase 2 study has been completed, and topline results are expected in the third quarter of 2023. TNX-1900 (intranasal potentiated oxytocin), in development for chronic migraine, is currently enrolling with topline data expected in the fourth quarter of 2023. TNX-601 ER (tianeptine hemioxalate extended-release tablets), a once-daily formulation being developed as a treatment for major depressive disorder (MDD), is also currently enrolling with interim data expected in the fourth quarter of 2023. TNX-1300 (cocaine esterase) is a biologic designed to treat cocaine intoxication and has been granted Breakthrough Therapy designation by the FDA. A Phase 2 study of TNX-1300 is expected to be initiated in the third quarter of 2023. Tonix’s rare disease portfolio includes TNX-2900 (intranasal potentiated oxytocin) for the treatment of Prader-Willi syndrome. TNX-2900 has been granted Orphan Drug designation by the FDA. Tonix’s immunology portfolio includes biologics to address organ transplant rejection, autoimmunity and cancer, including TNX-1500, which is a humanized monoclonal antibody targeting CD40-ligand (CD40L or CD154) being developed for the prevention of allograft rejection and for the treatment of autoimmune diseases. A Phase 1 study of TNX-1500 is expected to be initiated in the third quarter of 2023. Tonix’s infectious disease pipeline includes TNX-801, a vaccine in development to prevent smallpox and mpox, for which a Phase 1 study is expected to be initiated in the second half of 2023. TNX-801 also serves as the live virus vaccine platform or recombinant pox vaccine platform for other infectious diseases. The infectious disease portfolio also includes TNX-3900 and TNX-4000, classes of broad-spectrum small molecule oral antivirals.

*All of Tonix’s product candidates are investigational new drugs or biologics and none has been approved for any indication.

This press release and further information about Tonix can be found at www.tonixpharma.com.

Forward Looking Statements

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimate,” “expect,” and “intend,” among others. These forward-looking statements are based on Tonix's current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, risks related to the failure to obtain FDA clearances or approvals and noncompliance with FDA regulations; delays and uncertainties caused by the global COVID-19 pandemic; risks related to the timing and progress of clinical development of our product candidates; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payor reimbursement; limited research and development efforts and dependence upon third parties; and substantial competition. As with any pharmaceutical under development, there are significant risks in the development, regulatory approval and commercialization of new products. Tonix does not undertake an obligation to update or revise any forward-looking statement. Investors should read the risk factors set forth in the Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the Securities and Exchange Commission (the “SEC”) on March 13, 2023, and periodic reports filed with the SEC on or after the date thereof. All of Tonix's forward-looking statements are expressly qualified by all such risk factors and other cautionary statements. The information set forth herein speaks only as of the date thereof.

Contacts

Jessica Morris (corporate)

Tonix Pharmaceuticals

investor.relations@tonixpharma.com

(862) 904-8182

Maddie Stabinski (media)

Russo Partners

Madeline.Stabinski@russopartnersllc.com

(212) 845-4273

Peter Vozzo (investors)

ICR Westwicke

peter.vozzo@westwicke.com

(443) 213-0505